Exhibit 10.1

August 29, 2019

Heather Mayo

Dear Heather,
Congratulations! This letter is our offer of employment to you, and your opportunity to join Grocery Outlet family. We hope you give this offer serious consideration. Should you decide to accept this offer, Human Resources will e-mail an electronic version of this letter via DocuSign for your signature of acceptance.
This letter briefly outlines our hiring process, compensation and benefits for the position. Further details regarding employee pay and benefits will be available to you in the Employee Handbook and in the Summary Plan Descriptions, should you accept this offer. As with any employment relationship, your duties, responsibilities, pay and benefits may change over time as Grocery Outlet continues to grow and we become more familiar with your unique skills and capabilities.

Title:	Executive Vice President, Sales & Merchandising-East

Location:	Grocery Outlet PA Corporate Office

Start Date:	Monday, October 7, 2019

Reports To:	Eric Lindberg | Chief Executive Officer

Salary:	$400,000 base salary – EXEMPT

Bonus:
50% of base salary per year predicated on achievement of Company objectives with eligibility for bonus beginning with fiscal year 2019 and commencing with the first day of employment, prorated from your start date for the first year.

On January 1, 2020, your bonus opportunity will increase to 60% of your base salary.

Equity:
Subject to board approval, you will be provided with equity grants equal to $1,000,000 in value. The grants shall be made pursuant to the 2019 Incentive Plan. A portion of the grant will be made as part of the annual grant program in Q1 2020 and will be a mix of time based and performance based restricted stock units and/or options. Please note that the form of the ongoing equity program is being finalized by the Compensation Committee. The remaining portion of the grant shall be in the form of an RSU with a four-year cliff vesting (i.e., 100% of the RSU would vest four years from your initial hire date). The grants will be subject to all terms and other provisions set forth in the Plan.

Signing Bonus:	Grocery Outlet will provide you with a sign-on bonus of $25,000 (net), payment to be granted to you as soon as feasibly possible after your start date.

Relocation Allowance:

Grocery Outlet will provide you with a relocation allowance of $75,000 (net) for you move to the Philadelphia Area. This relocation allowance will be paid to you as soon as feasibly possible after your start date.

If you voluntarily terminate your employment with Grocery Outlet, repayment of all or a portion of the sign-on bonus or relocation allowance may be required based on the following schedule:
•Within twelve (12) months of your start date – 100% of the sign-on bonus and relocation allowance (less applicable local, state and federal taxes)

Temporary Housing:

Grocery Outlet will reimburse you for up to a maximum of $1,500 per month for temporary housing for a period of twelve (12) months, as required for business related decisions, with the intent to extend this period, if determined necessary due to business decisions (office location determination).

Home Visits:	Grocery Outlet will reimburse your airfare and airport parking or transportation fees for two (2) home visit per month for a period of twelve (12) months.

Transportation Expense:

Grocery Outlet will reimburse you for the lease of a vehicle up to a maximum of $650 per month for a period of twelve (12) months. In addition, Grocery Outlet will reimburse you for maintenance expenses for the leased vehicle up for a period of twelve (12) months.

For the temporary housing, home visits and transportation expense outlined above, Grocery Outlet requires receipts for all expenses incurred in order to be eligible for reimbursement.

Emersion:
Housing during the emersion time (October – December/January) will be paid be Grocery Outlet as travel reimbursement expense. This will include airfare, hotel/meals (until appropriate accommodation is identified - corporate or longer term AirBnB), transportation to/from the airport and car rental. This is not considered part of the relocation or temporary housing plan.

Pre-Employment Background & Drug Checks:

This offer of employment is conditional and is contingent upon satisfactory completion of a background check and pre-employment drug test. Grocery Outlet will provide you with instructions for scheduling your drug test and providing the required information for completion of a background check.
•You must successfully complete a pre-employment drug screen test within 48-business hours of receipt of instructions for scheduling from Grocery Outlet.
In some situations, you may start work while the results of your background check and/or drug test are still pending. In such cases, we reserve the right to terminate your employment with Grocery Outlet should the results of your background check will not be satisfactory or if you fail your drug test.

Employment Verification:

Pursuant to federal law, you will be asked to provide satisfactory proof of your eligibility to work in the United States on your first day of work. Information regarding the required documentation will be provided to you upon acceptance of this job offer.

At-Will Employment:

Your employment with the Company is at all times “At-Will.” This means that you have the right to terminate your employment at any time and for any reason. Likewise, the Company may terminate your employment with or without cause at any time and for any reason. Accordingly, this letter is not to be construed or interpreted as containing any guarantee of continued employment. As such, the recitation of certain time periods in this letter is solely for the purpose of defining your compensation. It is also not to be construed or interpreted as containing any guarantee of any level or nature of compensation.

401(k):
Employees are eligible to defer up to 50% of their annual compensation (up to the legally allowed maximum) and are eligible to participate immediately following three months of continuous service with automatic enrollment beginning with a 4% contribution and an automatic annual increase of 1% per year up to a cap of 10%, unless you elect otherwise.

Grocery Outlet will contribute $0.35 for each dollar that you contribute up to a maximum of 6% of your eligible pay. To be eligible for discretionary matching contributions you are required to: make employee pretax deferral contributions or Roth 401(k) after tax deferral contributions. Contributions made by Grocery Outlet to your 401(k) are subject to a vesting schedule. Further information regarding the 401(k), discretionary contributions and the vesting schedule will be provided at time of enrollment.

Life Insurance:

Group Term life and Accidental Dismemberment Insurance equal to one time your annual base salary is provided on the first day of the month following the month you complete 30 days of continuous employment. The cost of coverage is paid in full by the Company.

Medical, Dental & Vision:	Eligible for Medical, Vision, Dental and Long-Term Disability Insurance starting the first day of the month following the month you complete 30 days of continuous employment.

Holidays:	Grocery Outlet Corporate Offices observes nine (9) holidays per year.

Vacation:
You will be eligible to participate in the Executive Vacation Plan. This plan enables you to self-manage your work/life balance through offering unlimited vacation days. The Company does require appropriate notification of any planned time off.

Grocery Outlet will compensate you for your pre-arranged vacation October 15-22, 2019.

Sick Leave:
Upon hire all employees will begin to accrue one (1) hour for every thirty (30) hours worked towards the accrual of Paid Absence Days. Paid Absence Days accrue only in one-hour increments. Paid Absence Days accrue to a maximum of seventy-two (72) hours and can be carried over from year to year.

Heather, I think you understand the uniqueness of Grocery Outlet and the people who make it what it is. We are confident that a career at Grocery Outlet will be highly rewarding and are most eager to have you join us. Please call or email me if you have any questions regarding this information.
Sincerely,

/s/ Eric Lindberg
Eric Lindberg
Chief Executive Officer
Accepted by:

/s/ Heather Mayo Heather Mayo	9/9/2019 Date